Exhibit 21

SUBSIDIARIES OF THE REGISTRANT
(AS OF MARCH 3, 2025)

Name of Subsidiary	State/Jurisdiction of Incorporation/Organization	Other Names under which Subsidiary Does Business
German American Bank	Indiana
GAB Investment Company, Inc.	Nevada
GAB Investment Center, Inc.	Nevada
GAB Investments, LLC	Nevada
GAB Capital Funding Corp.	Nevada
GAB Funding Corp.	Maryland
GABC Leasing, Inc.	Indiana
GABC Holdings, Inc.	Indiana
GABC Development Corporation	Indiana
German American Investment Services, Inc.	Indiana
German American Insurance, Inc.	Indiana
ACB Capital Trust I	Delaware
ACB Capital Trust II	Delaware
RIVR Statutory Trust I	Connecticut
Citizens First Statutory Trust I	Delaware
CUB Title Company, LLC	Kentucky
CUB St. Denis, LLC	Kentucky
SM 2013, LLC	Kentucky
EQP 2011, LLC	Kentucky
CUB Investments, Inc.	Kentucky	BUC Investments, Inc.
CUB Capital Trust I	Delaware
CUB Capital Trust II	Delaware
TransCounty Title Agency, LLC	Ohio